EXHIBIT 3.2

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MABCO STEAM COMPANY, LLC.

THIS is the LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the "Agreement") dated as of October 31, 2001 by and among the Members. Unless the context otherwise requires, terms that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Appendix A of this Agreement.

In consideration of their mutual covenants and subject to the terms and conditions of this Agreement, the Company and the Members do hereby agree:

  ORGANIZATIONAL MATTERS

      Formation of the Company; Term. The Company is a limited liability company under the Act governed by this Agreement and formed by the execution and filing with the Secretary of State of Delaware of the Certificate of Formation of the Company. The Company is to continue until dissolved pursuant to Section 8.1.
      Name. The name of the Company is: MABCO Steam Company, LLC.
      Purpose of the Company; Business. The purpose of the Company is to: (a) execute and deliver the Lease Agreement, the Purchase Agreement and certain other Operative Documents, (b) to exercise all of the Company's rights and privileges under, and to discharge all of the Company's duties and obligations under, the Operative Documents, and (c) perform all things necessary or incidental to or connected with or growing out of those activities in accordance with this Agreement (collectively, the "Business").
      Principal Place of Business, Office and Agent. The principal place of business and mailing address of the Company and office where the records described in Section 5.3(b) and (c) are kept is c/o The Cleveland-Cliffs Iron Company, 1100 Superior Avenue, Cleveland, Ohio 44114-2585, or at such other location as is specified from time to time by the Manager. The registered office of the Company in the State of Delaware is at the offices of the statutory agent of the Company in Delaware. The statutory agent of the Company in Delaware is CT Corporation System, Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The Manager, from time to time, may change the statutory agent in Delaware or the principal place of business of the Company. The Company also may establish additional places of business or offices for maintenance of records as the Manager determines are necessary or appropriate. This Section 1.4 is to be amended by the Manager (without the need for any action by any Member) to reflect each change in the identity or address of the registered agent in Delaware.
      Fictitious Business Name Statement; Other Certificates. The Manager will, from time to time, register the Company as a foreign limited liability company and file fictitious or trade name statements or certificates in those jurisdictions and offices as the Manager considers necessary or appropriate. The Company may do business under any fictitious business names selected by the Manager. The Manager will, from time to time, file or cause to be filed certificates of amendment, certificates of cancellation, or other certificates as the Manager reasonably considers necessary or appropriate under the Act or under the laws of any jurisdiction in which the Company is doing business to establish and continue the Company as a limited liability company or to protect the limited liability of the Members.

  CAPITALIZATION

      Capital Contributions; Initial Interests. (a) Each Member agrees to make an Initial Capital Contribution having the Agreed Value specified next to such Member's name on Exhibit I and in the form, manner, within the time period, and subject to any contingencies or conditions precedent described in such Member's Subscription Agreement . Anything to the contrary in this Agreement notwithstanding, in the event an Installment Member fails to contribute any portion of its Initial Capital Contribution in accordance with the terms and conditions set forth in such Member's Subscription Agreement, and such Installment Member fails to contribute such portion within three (3) Business Days of the date the Manager provides notice of such failure to such Installment Member, then such Installment Member shall be considered a "Limited Rights Member" for all purposes under this Agreement. The Manager shall notify all Members of the occurrence of such status change with respect to such Member. Any Member that is not a "Limited Rights Member" shall be considered a "Full Rights Member" for all purposes under this Agreement.

      (b) Each of the Members agrees to contribute to the Company such Member's Class B Interest Share of one or more additional Capital Contributions ("Additional Capital Contribution") called in the manner specified in Section 2.3 (a Member's "Commitment"); provided, however, that no Member will be obligated to make Additional Capital Contributions that exceed, in the aggregate, ten percent (10%) of the Agreed Value of its Initial Capital Contribution.

      (c) In consideration of its Initial Capital Contribution and its Commitment, each Member has received a Class B Interest having the Share set forth next to its name on Exhibit I. Furthermore, in addition to the Initial Capital Contributions, certain founding Members have, in consideration of their contributions to the formation of the Company, acquired a Class A Interest in an amount set forth next to each such Member's name on Exhibit I.

      Additional Members; Additional Interests. Prior to December 31, 2001, the Manager may from time to time issue additional Class A or Class B Interests as provided in this Section 2.2 and admit the Purchasers thereof as Members. Any Class A or B Interest issued pursuant to this Section 2.2 must be approved by Majority Vote or must satisfy all of the following conditions applicable to the Class of Interest being issued:
        the purchaser must execute and deliver a subscription agreement substantially in the form of Exhibit II (the "Subscription Agreement");
        the purchaser of a Class B Interest must make an Initial Capital Contribution such that the ratio of the Agreed Value of such Initial Capital Contribution to its Share of Class B Interest is the same as such ratio for all of the Members, taking into account the dilution caused by such issuance;
        the purchaser of any Class B Interest must make a Commitment as provided in Section 2.1(b); and
        the purchaser of any Class A Interest must pay such consideration required by the Manager.
      Call for Capital Contributions. The unpaid Additional Capital Contributions of the Members may be called for payment, from time to time, for any purpose related to the Business of the Company. Such purposes may include, without limitation, (a) reimbursing the Manager for its expenses incurred in the performance of its duties; (b) bearing the costs of the Company, including without limitation the costs of accountants and attorneys; and (c) if necessary, taking such action as may be necessary or desirable to preserve the value of the Company's property. To make a call for payment, the Manager must (i) obtain the approval by Majority Vote; and (ii) deliver written notice to each Member, specifying (A) the amount and purpose of the contribution to be made by the Member and all other Members, (B) the date by which the contribution must be paid to the Company (which must not be less than three (3) Business Days after the date of the notice), and (C) specifying payment instructions. Each Member will pay its properly called contribution by certified or bank check or by bank wire transfer of immediately available funds in accordance with the instructions in the notice. Any call for Additional Capital Contributions may be for all or any portion of the uncalled Commitment therefore, and must be called from among the Members in proportion to their Shares of Class B Interest.
      Capital Contributions Unconditional. The obligation of each Member to make its Initial Capital Contribution and Additional Capital Contribution is absolute and unconditional, regardless of any subsequent event, including, without limitation, any breach of this Agreement by the Manager or another Member, or the Bankruptcy of the Company. The provisions of this Article 2 are for the express benefit of the Company and each other Member, and can only be compromised by amendment of this Agreement.
      Default in Payment.
        If any Member fails to pay all of an Additional Capital Contribution required by this Article 2 on or before the date specified in the notice delivered by the Manager under Section 2.3, the Manager will deliver a second written notice to the Member specifying the amount of the contribution owed by the Member to the Company. If the Member fails to pay all of an Additional Capital Contribution required by this Article 2 within three (3) Business Days of the date of the second notice such Member will be in default, and the Manager will notify every Member.
        If any Member is in default pursuant to Section 2.5 hereof, then such Member shall thereafter be considered a Limited Rights Member for all purposes under this Agreement. This shall be the exclusive remedy for a failure of a Member to pay all of an Additional Capital Contribution pursuant to this Article 2.
      Additional Contributions. No Member is obligated to or may make any additional capital contribution to the Company other than its Additional Capital Contribution.
      Interest. Each Member shall earn interest from time to time on the balance of such Member's Capital Account, as follows: (i) from the date hereof through and including December 31, 2007, at the rate of twelve percent (12%) per annum; and (ii) from January 1, 2008 through and including December 31, 2012, at the rate of sixteen percent (16%) per annum. Any such interest shall be distributed from time to time at the discretion of the Manager and in accordance with Article 4 hereof.
      Withdrawal. No Member is entitled to withdraw any portion of its paid-in capital contribution and no Member has any right to a return of capital except through distributions as provided in Article 4 and Article 8.

  CAPITAL ACCOUNTS AND ALLOCATIONS

      Capital Accounts. Each Member will have a Capital Account maintained as set forth in Article 2 of Appendix B.
      Allocations of Book Income and Loss. Except as stated in Article 3 of Appendix B:
        Book Income: The Company's Book Income for any Fiscal Year is to be allocated to the Members as follows:
          First, to the Full Rights Members, until the cumulative amount of Book income allocated to each Full Rights Member pursuant to this Section 3.2(a)(i) equals the cumulative amount of Book loss, if any, previously allocated to such Full Rights Member pursuant to Section 3.2(b)(ii), pro rata in proportion to the respective amounts required to achieve such result;
          Second, to the Limited Rights Members, until the cumulative amount of Book income allocated to each Limited Rights Member pursuant to this Section 3.2(a)(ii) equals the cumulative amount of Book loss, if any, previously allocated to such Limited Rights Member pursuant to Section 3.2(b)(i), pro rata in proportion to the respective amounts required to achieve such result;
          Third, to the Full Rights Members until the cumulative amount of Book income allocated to each Full Rights Member pursuant to this Section 3.2(a)(iii) (net of offsetting losses, if any, under Section 3.2(b)(ii)) equals the cumulative amount of interest to which such Full Rights Member is entitled pursuant to Section 2.7, pro rata in proportion to the respective amounts required to achieve such result;
          Fourth, to the Limited Rights Members until the cumulative amount of Book income allocated to each Limited Rights Member pursuant to this Section 3.2(a)(iv) (net of offsetting losses, if any, under Section 3.2(b)(i)) equals the cumulative amount of interest to which such Limited Rights Member is entitled pursuant to Section 2.7, pro rata in proportion to the respective amounts required to achieve such result; and
          Fifth, to the Members in proportion to their Class B Interest Shares.
        Book Loss: The Company's Book Loss for any Fiscal Year is to be allocated to the Members as follows:
          First, to the Limited Rights Members in proportion to their respective Capital Account balances, until the Capital Account balances of all Limited Rights Members have been reduced to zero;
          Second, to the Full Rights Members in proportion to their respective Capital Account balances, until the Capital Account balances of all Full Rights Members have been reduced to zero; and
          Third, to the Members in proportion to their Class B Interest Shares.
      Tax Allocations. Except as stated in Article 4 of Appendix B, each item of income, gain, loss, and deduction is to be allocated for federal income tax purposes in the same manner as the corresponding allocation for Book purposes.

  DISTRIBUTIONS AND REDEMPTIONS

      Limitations on Distributions and Redemption. The Company will not make any distribution of cash or redeem any Interests of the Members, except to the extent that the Company then has cash available in excess of the sum of (a) amounts required to pay or make provision for all Company expenses, plus (b) all reserves that are considered necessary or appropriate by the Manager. To the extent that the Manager reasonably foresees that the Company will receive cash or other consideration to satisfy liabilities not yet due and payable, the Company is not required to establish reserves or make other provision to satisfy such liabilities prior to making distributions under this Article 4. Distributions of cash or redemptions of Interest are only to be made to the extent cash is available to the Company without requiring (i) the sale of Company assets or the pledge of Company assets at a time or on terms that the Manager reasonably believes are not in the best interests of the Company or (ii) a reduction in reserves that the Manager reasonably believes are necessary or desirable for working capital or other Company purposes.
      Operative Documents Limitations. Anything in this Agreement to the contrary notwithstanding, the Company is not to make any distribution of cash or other property to any Member or redeem any Member's Interest if the distribution or redemption would violate any of the Operative Documents, or any other loan or credit agreement to which the Company is a party or by which it is bound.
      Distributions; Mandatory Redemptions. Subject to Sections 4.1 and 4.2, the Manager shall from time to time distribute to the Members cash held by the Company, and shall use any cash held by the Company to redeem each Member's Interest, as follows:
        Prior to the occurrence of a Full Right ROC Completion, cash held by the Company and available for distribution shall be used (i) first to distribute the interest described in Section 2.7 hereof to Full Rights Members on a pro-rata basis amongst all Full Rights Members, and (ii) second, if any such cash remains available after all distributions described in subsection (i) of this Section 4.3(a) have been paid to all Full Rights Members, then such cash shall be used to redeem the Class B Interest of each Full Rights Member, as reflected by the balance of each such Member's Capital Account, with each Full Rights Member's Capital Account to be redeemed on a pro-rata basis in accordance with the ratio each such Full Rights Member's Class B Interest Share bears to the sum of the Class B Interest Shares of all Full Rights Members at the time of such redemption.
        Following the occurrence of a Full Right ROC Completion and until the occurrence of a Limited Right ROC Completion, cash held by the Company and available for distribution shall be used (i) first to distribute the interest described in Section 2.7 hereof to Limited Rights Members on a pro-rata basis amongst all Limited Rights Members, and (ii) second, if any such cash remains available after all distributions described in subsection (i) of this Section 4.3(b) have been paid to all Limited Rights Members, then such cash shall be used to redeem the Class B Interest of each Limited Rights Member, as reflected by the balance of each such Member's Capital Account, with each Limited Rights Member's Capital Account to be redeemed on a pro-rata basis in accordance with the ratio each such Limited Rights Member's Class B Interest Share bears to the sum of the Class B Interest Shares of all Limited Rights Members at the time of such redemption.
        Following the occurrence of a Limited Right ROC Completion, distributions shall be paid to all Members in accordance with each such Member's Class B Interest Share as of the date and time immediately preceding the first redemption of any Interests by the Company.

  MANAGEMENT

      The Manager.
        The Company has a single Manager elected from time to time by Majority Vote. The initial Manager is The Cleveland-Cliffs Iron Company.
        The Manager is to serve until the earlier of his, her or its death, resignation, or removal. The Manager may be removed at any time by a Majority Vote. Any Manager may resign at any time by delivering his or her written resignation to each of the Members.
        The Manager is to be reimbursed by the Company for all reasonable expenses incurred by the Manager in connection with its services as such. The Manager shall from time to time submit a record of such expenses for the Members' approval by Majority Vote, which approval shall not be unreasonably withheld.
      Authority of the Manager; Limitations.
        Except as specifically reserved to the Members in this Agreement, the Manager has all power and authority to manage, and direct the management of, the Business both ordinary and extraordinary. Approval by or action taken by the Manager in accordance with this Agreement is the approval or action of the Company and is binding on each Member.
        Without the approval by Class A Members holding no less than sixty-six and two-thirds percent (66 2/3%) of the Shares of Class A Interest (a "Majority Vote"), the Manager will not, and has no power or authority to:
          do any of the acts listed in the Agreement as requiring a Majority Vote;
          amend, modify or terminate any Operative Document, or waive or permit to lapse or expire, any material right arising under any Operative Document;
          cause or permit the Company to enter into any contract or other agreement with any Member or any affiliate of any Member, amend, modify or terminate any such contract or agreement, or waive or release any of its rights under any such contract or agreement;
          call for any Additional Capital Contribution;
          after December 31, 2001, issue any new Interest, or any security convertible into or exchangeable for any Interest in the Company;
          cause or permit the Company to incur any indebtedness for borrowed money, guaranty any obligation of any Person, grant any Person any security interest in, or permit any Person to place any lien or other encumbrance on, any of the Property;
          cause any person to become an "employee" (as defined under any applicable law) of the Company;
          purchase or otherwise acquire any interest in real property or any other property with a value in excess of $100,000 (except as contemplated by the Operative Documents); or
          enter into any agreement to do any of the foregoing (other than the Operative Documents); or
          on behalf of the Company, file a petition or otherwise voluntarily commence a case, or proceeding, or filing an answer not denying the material allegations of a complaint in any proceeding seeking relief under any federal or state bankruptcy, insolvency or debtor's reorganization law.
        Without the approval by Class A Members holding eighty percent (80%) of the Shares of Class A Interest (a "Super-Majority Vote"), the Manager will not, and will have no power or authority to:
          do any of the acts listed in this Agreement as requiring Super-Majority Vote;
          permit the Company to merge or consolidate with any Person;
          adopt any resolution of dissolution;
          sell all or substantially all of the Company's assets, either in a single transaction or in a series of related transactions, other than to Weirton SPS pursuant to the Lease; or
          enter into any agreement to do any of the foregoing.
      Duties of the Manager. In addition to obligations imposed by other provisions of this Agreement, the Manager, by itself or through agents, on behalf of the Company and at the expense of the Company, is to:
        use commercially reasonable efforts to cause the Company to execute and deliver the Operative Documents to perform its obligations under the Operative Documents, and to take such steps as may be necessary or desirable to protect the Company's rights under this Agreement;
        maintain at the Company's principal place of business a list, updated from time to time, that accurately sets forth the names and addresses of the Members; the Interests held by the Members, separately identified as to their status as Class A Members or Class B Members; the amount of each Member's Commitment; and the capital each Member has paid to the Company; and update, from time to time, Exhibit I to accurately reflect the then-current information;
        furnish to each Member (i) as soon as practicable, but in no event later than ninety days after the end of each Fiscal Year, financial statements of the Company audited by Ernst & Young LLP or by another firm of certified public accountants proposed by the Manager and approved by Majority Vote (including, without limitation, a balance sheet and statements of income and Members' equity); and (ii) by March 15 of each calendar year all information required for federal and state income tax reporting purposes with respect to the Company, including without limitation a copy of Schedule K-1 to the Company's federal income tax return for the Fiscal Year most recently ended;
        arrange for the preparation of all necessary informational federal income tax forms on behalf of the Company and for the preparation and filing of any and all state and local income and franchise tax returns required to be filed by the Company;
        maintain and preserve during the term of the Company and for five years thereafter, or for such longer time as is necessary to determine the cost basis of the Company assets, at the Company's office designated pursuant to Section 1.4 (or, if the Company has been terminated, at the location designated by the Manager in written notice to the Members), complete and accurate books of account in accordance with the provisions of this Agreement, a list of the names and addresses of each Member, copies of the Articles of Organization, this Agreement, and copies of all financial statements and tax returns of the Company for the most recent five-year period during the term of the Company;
        obtain and maintain on behalf of the Company such all-risk, public liability, workers' compensation, Manager's liability, fidelity, forgery, and other insurance, if any, as may be available on commercially reasonable terms and as may be deemed necessary or appropriate by the Manager; and
        hold all Company property in the Company name or, in the case of cash or cash equivalents, in one or more depository accounts as to which the Company is a beneficial owner.
      Standard of Care; Indemnity.
        Any Member or any director, trustee, or officer of any Member serving on behalf of the Company, the Manager, and any employee of the Company in the performance of his, her, or its duties, is entitled to rely in good faith on information, opinions, reports, or other statements, including financial statements, books of account, and other financial data, if prepared or presented by: (i) one or more employees of the Company if the person relying on the statements reasonably believes that the person preparing or presenting the material is reliable and competent in that matter; or (ii) legal counsel, public accountants, or other persons as to matters that the person relying on the statements reasonably believes are within the person's professional or expert competence.
        The Manager is to perform his, her, or its duties as a manager in good faith, in a manner he, she, or it reasonably believes to be in or not opposed to the best interests of the Company, and with the care that an ordinarily prudent person in a similar position would use under similar circumstances.
        The Manager cannot be found to have violated Section 5.4(b) unless it is proved, by clear and convincing evidence, in an action brought against the Manager, that he, she, or it has not met the standard of Section 5.4(b).
        The Manager is to be liable in damages for any action that he, she, or it takes or fails to take as a manager only if it is proved, by clear and convincing evidence, that his, her, or its action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Company or undertaken with reckless disregard for the best interests of the Company.
        The Company will provide indemnification to Indemnitees as set forth in Appendix C.
      Waiver of Conflict of Interest.
        Each Member hereby waives, on behalf of itself and the Company, any claim or cause of action against (i) the Manager, (ii) any employee of the Manager or any of its Affiliates made available to the Company while remaining an employee of such Manager or Affiliate (a "Seconded Employee") or (iii) other Members for any breach of fiduciary duty to the Company by the Manager, a Seconded Employee or a Member as a result of a conflict of interest between the Company and the Manager, any of the Manager's Affiliates or a Member.
        Each Member acknowledges and agrees that in the event of any such conflict of interest a Member, the Manager and each such Seconded Employee may act in the best interest of the Member, Manager or any of the Manager's Affiliates. This Section 5.5 entitles a Member, the Manager or a Seconded Employee to prefer the interests of such Member, the Manager or any of the Manager's Affiliates over the interests of the Company or any other Member, but does not permit (i) action taken solely to harm the Company or another Member, or (ii) any breach of this Agreement.
        Neither a Member, the Manager nor any Seconded Employee is obligated to reveal confidential or proprietary information belonging to such Member or the Manager (or any of the Manager's Affiliates) or to recommend or take any action in such Person's position as a Member, Manager or as Seconded Employee that prefers the interests of the Company over the interests of such Member or Manager (or any of the Manger's Affiliates). Each Member hereby waives the fiduciary duty of such Person, if any, to such Member or the Company in the event of any such conflict of interest.

  POWERS AND DUTIES OF AND
  LIMITATIONS ON THE MEMBERS

      Rights of the Members. Each Member is entitled to receive the financial statements and tax reporting information referred to at Section 5.3(c) and (d) and have such additional rights as are elsewhere provided in this Agreement or by mandatory requirements of applicable law.
      Limitations on the Rights of the Members. Subject to any mandatory requirements of applicable law, no Member (in its capacity as a Member) has the right to take any part whatsoever in the management and control of the ordinary business of the Company, sign for or bind the Company, compel a sale or appraisal of Company assets other than in the case of a judicial dissolution, or sell or assign its Interest in the Company except as provided in this Agreement.
      Limited Liability of the Members. Except for contributions specifically required under Section 2.1 or 2.3 of this Agreement, the Members (solely in their capacity as Members) have no obligation to contribute to the Company and no liability for any Company obligations. Any liability to return distributions made by the Company is limited to mandatory requirements of the Act or of any other applicable law.
      Voting Rights of Members.
        By Majority Vote or Super-Majority Vote, as applicable, the Class A Members may consent or withhold consent with respect to those matters as the Members may consent to under the provisions of this Agreement or, under the Act, must give consent to in order for the Manager's actions to be authorized.
        Class B Members shall have no voting rights hereunder (except to the extent a Class B Member that is also a Class A Member has voting rights with respect to such Member's Class A Interest).
        Members shall exercise their voting rights as provided in Appendix D.
        Anything to the contrary in this Agreement notwithstanding, until the occurrence of the Full Rights ROC Completion, a Limited Rights Member shall have no voting rights of any kind under this Agreement, and until such Full Rights ROC Completion, any minimum threshold voting requirement in this Agreement shall be adjusted accordingly so that the aggregate Class A Interest Shares, a given percentage of which must vote in favor of or approve any matter being submitted for a vote, shall not include any Class A Interest Shares of Limited Rights Members.
      Certain Agreements with Members and Affiliates of Members. The Company may purchase or sell goods or other services from or to any Member or any of their Affiliates. Any profits or income earned by a Member or Affiliate as the result of a transaction with the Company belongs to the Member or Affiliate and not the Company, so long as amounts paid for, and other terms relating to the furnishing of such goods or services, are not materially less advantageous to the Company than the amounts and terms for and upon which similar goods or services could be obtained in the same geographic area from good quality corporations or business enterprises which are not Members or Affiliates of Members.
      No Restrictions in Other Businesses. Nothing in this Agreement shall restrict in any manner the freedom of each Member to conduct its business, either as currently contacted in as it may be conducted in the future, in such manner as such Member sees fit; provided, however, that this Section 6.6 does not excuse any Member from performing any duty or obligation expressly set forth herein, including, without limitation, the obligations contained in Article 2.

  TRANSFERS OF INTERESTS

      General Restriction. No Member can make a Transfer of all or part of its Interest or any interest therein, except as set forth in this Agreement. The Company is not to recognize any Transfer of an Interest otherwise than in accordance with the terms and provisions of this Agreement.
      Certain Permitted Transfers. Any Member may in the manner provided in Section 7.3 Transfer all but not less than all of its Interest (a) to any Person all of the equity of which is owned by the Member or to any Person that directly or indirectly owns all of the equity of the Member; (b) to any other Person approved by a Majority Vote, (c) as expressly permitted by the Subscription Agreement(s) executed and delivered by a Member in connection with such Member's Initial Capital Contribution, or (d) in compliance with the provisions set forth in Appendix E, provided however, that, except in the case of a Transfer permitted pursuant to Subsection (c) of this Section 7.2, a Class A Member shall not Transfer its Class A Interest to any Person other than another existing Class A Member without the prior written approval of the Manager. If a Limited Rights Member so transfers its Interest, the transferee of such Interest shall thereafter be considered a "Limited Right Member" as to such Interest.
      Requirements for Transfer. If there is to be any Transfer of any Interest pursuant to Section 7.2(a), (b) or (c) or to a Bona Fide Offeror as provided in Appendix E, such Transfer will be permitted only after compliance with the following requirements: (a) the transferee must execute and deliver to the Company such evidence as it may require, including without limitation, an opinion of counsel in form and substance satisfactory to the Company, to confirm that the Transfer of the Interest does not violate the Securities Act of 1933, as amended, or any state securities law, and (b) the transferee must execute and deliver a counterpart of this Agreement and expressly assume the Commitment and any other duties and obligations of the transferor hereunder. Upon compliance with the foregoing conditions and Transfer of the Interest, the transferee will be admitted as a Member and the transferor will cease to be a Member.

  DISSOLUTION

      Dissolution. The Company dissolves upon the occurrence of any of the following events, whether or not the event would cause a dissolution under the Act: (a) the termination of the Lease Agreement in accordance with its terms; (b) a Super-Majority Vote in favor of dissolution of the Company; or (c) the entry of a decree of judicial dissolution. Except as specifically stated in this Section 8.1, no event that would cause a dissolution under the Act causes a dissolution of the Company.
      No Withdrawal. No Member has any right to withdraw from the Company. Except as specifically stated in Section 8.1, no event that would constitute withdrawal of a Member under the Act constitutes a withdrawal under this Agreement or causes a dissolution of the Company.
      Election to Continue the Company. Upon an event of dissolution described in Section 8.1, the Company is to be dissolved and wound up and liquidated pursuant to Section 8.4, unless the Members by Majority Vote, within 90 days after such event, elect to continue the Company. If the Members elect to continue the Company, the continuing Company will operate and carry on the business of the Company under this Agreement. The continuing Company succeeds to all rights and assets of the Company and by this Agreement (and without the need for any further act or instrument) assumes the Company's liabilities.
      Winding-up and Liquidation of the Company.
        Upon an event of dissolution described in Section 8.1 if there is no election to continue pursuant to Section 8.3, the Manager is to diligently proceed to wind up the affairs of the Company, liquidate its assets, and distribute the assets in accordance with this Agreement. During the time prior to liquidation, the Company continues as a continuing limited liability Company bound by the terms of this Agreement, the continuing Company succeeds to all Company assets and liabilities, the business of the Company is to be continued, and the Manager has the right to do all acts authorized by law for the purpose of winding up the affairs of the Company.
        In the event of liquidation of the Company, the Manager shall take the following steps:
          first, use its best efforts to sell the Business as a going concern;
          second, to the extent the Business cannot be sold in its entirety as a going concern, determine which Company properties and assets should be distributed in kind, and dispose of all other Company properties and assets at the best cash price obtainable therefor;
          third, apply Company property to the payment of the debts and liabilities of the Company, the expenses of liquidation, and the establishment of any reserves deemed necessary by the Manager;
          fourth, repay any loans and advances (other than capital contributions) by Members and all accrued interest thereon; and
          fifth, distribute any remaining Company assets to the Members in accordance with their positive Capital Account balances as determined pursuant to Section 3.1; provided, however, that all such assets shall be distributed in the following order of priority: (A) first, amongst the Full Rights Members until their Capital Accounts are reduced to zero, and (B) second, amongst Limited Rights Members.

      If any reserves are established in connection with the liquidation, the Manager may pay over the amounts reserved to an escrow agent to be held by it for the purposes of disbursing the reserves in payment of any contingencies which may arise and, at the expiration of any period as the Manager considers advisable, for distribution of the balance of the funds in the same manner and with the same priorities as are provided in clause 8.4(b)(v). The Members are to look solely to the assets of the Company for the return of their capital contributions.

      Time for Winding-up. A reasonable time, up to three (3) years, will be allowed for the orderly liquidation of assets of the Company and the discharge of liabilities to creditors so as to enable the Manager to minimize the normal losses attendant upon a liquidation.
      Final Accounting. Each of the Members is to be furnished with a statement setting forth the assets and liabilities, if any, of the Company as of the date of the complete liquidation which is to be audited and certified to by the Company's independent public accountants. Upon the compliance by the Manager with the distribution provisions of this Agreement, the Members cease to be members and the Company ceases to exist.

  AMENDMENT OF AGREEMENT

      Amendment by the Manager.
        Except as otherwise specifically provided in this Agreement, the Manager may adopt an amendment to this Agreement to do any one or more of the following: (i) to implement or effectuate the provisions of any part of this Agreement or to continue the Company for the term provided herein under the laws of the State of Delaware and of any state or jurisdiction in which it shall do business; (ii) to take any action, on the advice of counsel to the Company, as may be necessary or appropriate to satisfy then current requirements of the Code with respect to partnerships or limited liability companies that have been structured to be classified as partnerships under the Code or any applicable laws or regulations; or (iii) to cure any ambiguity, defect, or inconsistency.
        All Members are to be furnished with a copy of each proposed amendment prior to its adoption. No amendment that is proposed to become effective under this Section 9.1 shall become effective without approval under Section 9.2 if Class A Members holding Class A Interests aggregating 20% or more deliver to the Company within 30 calendar days following delivery of the amendment to the Members their written objection to the amendment.
      Other Amendments. Except as specifically provided in Section 9.1 or otherwise in this Agreement:
        Any amendment that would increase a Member's obligation to make contributions to the capital of the Company or further limit a Member's ability to hold or make a Transfer of that Member's Interest, is effective with respect to a Member only if the Member does not act to disapprove the amendment by returning, within thirty days after the request is made, an executed counterpart of a proposed consent to the amendment, indicating disapproval of the action; and
        Subject to Section 6.4(c), any other amendment is effective if approved by a Super-Majority Vote.
      Further Assurances. Each Member is to execute all documents and instruments necessary to evidence his, her, or its approval of all actions, including, without limitation, amendments to this Agreement, taken or authorized by the Members by Majority Vote, by Super-Majority Vote or otherwise as provided in this Agreement.
      Power of Attorney.
        Each Member by its signature on this Agreement irrevocably makes, constitutes, and appoints each Manager the true and lawful attorney for the Member, in the Member's place and stead, with the power from time to time to substitute or resubstitute one or more others as such attorney, and to make, execute, swear to, acknowledge, verify, deliver, file, record, and publish any and all documents, certificates, or other instruments that may be required or considered desirable by the Manager to (i) effectuate the provisions of this Agreement (including, without limitation, any amendments), (ii) enable the continuing Company to continue to conduct the business of the Company, or (iii) comply with any applicable law in connection with the foregoing.
        It is expressly intended by the Member that this power of attorney is a special power of attorney coupled with an interest in favor of the Managers and as such is irrevocable and survives the Member, its merger, dissolution, or other termination of existence.

  MISCELLANEOUS PROVISIONS

      Notices. All notices to the Company shall be in writing and are to be sent registered or certified mail, return receipt requested, or by recognized overnight courier or facsimile addressed to the Manager at the Company's principal place of business. All notices to a Member are to be sent addressed to such Member at the address as may be specified by the Member from time to time in a notice to the Company. All notices are effective the next day, if sent by recognized overnight courier or facsimile, or five (5) days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested.
      Waiver. Each of the Members hereby irrevocably waives any and all rights, duties, obligations, and benefits with respect to any action for partition of Company property or to compel any sale or appraisal thereof or any deceased Member's interest therein. Further, all rights, duties, benefits, and obligations including inventory and appraisal of the Company assets or sale of a deceased Member's interest therein, provided in the laws of Delaware, or the operation of any other rule or law of any other jurisdiction to compel any sale or appraisal of Company assets or sale or appraisal of a deceased Member's interest therein, are hereby waived and dispensed with. The Interest of a deceased Member is subject to the provisions of this Agreement.
      Notice of Tax Examinations. Any Member receiving advice that the Service intends to examine any income tax return of the Company is to promptly notify the Company or the other Members. Each Member is to report on its federal income tax return items of income and loss on a basis consistent with the Form K-1 prepared by or on behalf of the Company.
      Whole Agreement. This Agreement together with its Appendices and any other agreements referenced herein contain the entire understanding between the parties and supersede any prior understanding and agreements between them respecting the within subject matter. There are no agreements, arrangements, or understandings, oral or written, between and among the Members relating to the subject matter of this Agreement that are not set forth or expressly referred to herein.
      Governing Law. This Agreement is governed and is to be construed in accordance with the laws of the State of Delaware without giving effect to its rules concerning conflicts of laws.
      Binding Nature. Except as otherwise provided in this Agreement, this Agreement is binding upon and inures to the benefit of the Members and their successors, personal representatives, heirs, devisees, guardians, and assigns.
      Invalidity. In the event that any provision of this Agreement is invalid, the validity of the remaining provisions of the Agreement are not in any way to be affected thereby.
      Counterparts. This Agreement and any amendment may be executed in multiple counterparts, each of which is an original and all of which constitute one agreement or amendment, as the case may be, notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined, and the signature of any party to any counterpart is a signature to and may be appended to any other counterpart.
      Construction. The headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, include all other genders; the singular includes the plural and vice versa. Unless otherwise specifically stated, references to Sections, Subsections, Articles, Exhibits or Appendices refer to the Sections, Subsections, Articles, Exhibits and Appendices of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned have caused their duly authorized representatives to execute this Agreement as of the date first above written.

THE CLEVELAND-CLIFFS IRON COMPANY By: /s/ Donald J. Gallagher Name: Donald J. Gallagher Title: Vice President	NORFOLK SOUTHERN RAILWAY COMPANY By: /s/ John H. Friedman Name: John H. Friedman Title: Assistant to Chairman
ALLEGHENY ENERGY SOLUTIONS, INC. By: /s/ Ronald Cardwell Name: Ronald Cardwell Title: Vice President, Allegheny Energy Solutions	BOC GASES DIVISION OF THE BOC GROUP, INC. By: /s/ Stanley P. Borowiec Name: Stanley P. Borowiec Title: V.P. Marketing & Product Management
MILLCRAFT PRODUCTS, INC. By: /s/ Jack B. Piatt Name: Jack B. Piatt Title: Chairman	INTERNATIONAL MILL SERVICE, INC. By: /s/ John T. Dehcyua Name: John T. Dehcyua Title: President & CEO

THE MEMBERSHIP INTERESTS EVIDENCED BY THIS DOCUMENT ARE SUBJECT TO RESTRICTIONS ON ASSIGNMENT AND TRANSFER SET FORTH HEREIN. THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNTIL REGISTERED OR UNTIL THE MANAGER HAS RECEIVED AN OPINION OF LEGAL COUNSEL, OR OTHER ASSURANCES SATISFACTORY TO THAT MANAGER, THAT AN INTEREST MAY LEGALLY BE SOLD OR OTHERWISE TRANSFERRED WITHOUT REGISTRATION, ALL AS PROVIDED IN THIS DOCUMENT.

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

MABCO STEAM COMPANY, LLC

dated as of

October 31, 2001

APPENDIX A Definitions

MABCO STEAM COMPANY, LLC

DEFINITIONS

This Appendix A is attached to and is a part of the Limited Liability Company Operating Agreement (the "Agreement") of MABCO Steam Company, LLC (the "Company"). As used in the Agreement. Unless otherwise specified, the capitalized terms defined or cross-referenced in this Appendix A shall have the meanings assigned to them or cross-referenced herein. Unless otherwise specified, reference in this Appendix A to any Section, Appendix or Exhibit is a reference to a Section, Appendix or Exhibit to the Agreement.

"Act" means the Delaware Limited Liability Company Act, as amended from time to time. Any reference to the Act automatically includes a reference to any subsequent or successor limited liability company law in Delaware.

"Additional Capital Contribution" has the meaning set forth in Section 2.1(b).

"Adjusted Book Income" or "Adjusted Book Loss" for any Fiscal Year means Book income or loss remaining after any special allocations made for that Fiscal Year under Appendix B.

"Adjusted Capital Account Balance" means a Member's Capital Account balance increased by the sum of (i) the Member's share of Company minimum Gain (as defined in Appendix B and (ii) the Member's share of Member Nonrecourse Minimum Gain (as defined in Appendix B).

"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. A Person controls another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the "controlled" Person, whether through ownership of voting securities, by contract, or otherwise. Affiliate also includes any Person who is related by blood or marriage to the Person in question.

"Agreed Value" means the value of any Initial Capital Contribution, which shall be (a) in the case of any Initial Capital Contribution of any Initial Member, the amount specified on Exhibit I, and (b) in all other cases (i) in the case of cash, the amount thereof, and (ii) all other cases, the amount described in such Member's Subscription Agreement (or exhibits or attachments thereto).

"Agreement" means the Agreement, as amended from time to time in accordance with its terms.

"Bankruptcy" means, with respect to any Person, that Person's filing a petition or otherwise voluntarily commencing a case, or proceeding, or filing an answer not denying the material allegations of a complaint in any proceeding seeking relief under any federal or state bankruptcy, insolvency, or debtors' reorganization law; being the voluntary or involuntary subject of an order for relief by any court under any such law; or being adjudicated a "bankrupt," "debtor," or "insolvent" under any such law; or there being appointed under any such law a "trustee," "receiver," or "custodian" to manage his or its business or properties; or there being commenced under any such law a case or proceeding proposing such an order for relief, adjudication, or appointment with respect to that Person or its business, which proceeding is consented to by that Person or which is not dismissed within ninety days after being commenced.

"Bona Fide Offer": see Section 1 of Appendix E.

"Book" means the method of accounting required to comply with Appendix B, as distinguished from any accounting method that the Company may adopt for financial reporting or other purposes.

"Business": see Section 1.3.

"Business Day" means any day other than a Saturday or Sunday or other day on which commercial banks in New York, New York are authorized or required to close.

"Capital Account" means the capital account of a Member maintained in accordance with Section 4.1.

"Capital Contribution" means any contribution to the capital of the Company in cash or property by a Member whenever made.

"Class A Interest" means the Class A membership Interest of the Company.

"Class A Member" means each Member that holds a Class A Interest, so long as that Person holds a Class A Interest. A Class A Member may also be a Class B Member.

"Class B Interest" means the Interest issued to each Member in exchange for such Member's Initial Capital Contribution and Commitment.

"Class B Member" means each Member that holds a Class B Interest, so long as that Person holds a Class B Interest.

"Code" means the Internal Revenue Code of 1986, as amended. References to specific sections of the Code include references to corresponding provisions of any succeeding internal revenue law of the United States of America.

"Commitment": see Section 2.1(b).

"Company" means MABCO Steam Company, LLC.

"Exercise Notice": see Section 2 of Appendix E.

"Fiscal Year" means the fiscal year of the Company as determined by the Manager from time to time, and, initially, means a fiscal year ending on December 31.

"Full Right ROC Completion" shall occur once (i) the Full Rights Members of the Company, if any, no longer hold any Class B Interests, and (ii) every Full Rights Member has received distributions which, in the aggregate, equal the interest accrued on such Full Rights Member's Initial Capital Contribution pursuant to Section 2.7 of the Agreement through the date of such determination.

"Full Rights Member": see Section 2.1(a)

"Guaranty Agreement" means that certain Guaranty agreement by Weirton in favor of the Company, dated as of or about the date hereof.

"Indemnitee": see Section 3 of Appendix C.

"Initial Capital Contribution" means the Capital Contribution contributed by a Member pursuant to the Subscription Agreement executed by such Member pursuant to Section 2.1(a) of the Agreement.

"Initial Members" means the Persons identified in Exhibit I and their respective successors in interest. Reference to an "Initial Member" means any one of the Initial Members so long as that person holds an interest and any Initial Member that was or is its predecessor or successor in interest.

"Installment Member" shall mean a Member that does not contribute one hundred percent (100%) of its Initial Capital Contribution concurrently with such Member's execution of this Agreement.

"Interest" means a membership interest in the Company, including any and all benefits to which a Member may be entitled under this Agreement and the obligations of a Member under this Agreement, whether as a Class A Member or Class B Member.

"Lease Agreement" means that Lease Agreement dated as of or about the date hereof between the Company and Weirton SPS, as amended from time to time in accordance with its terms.

"Limited Rights Member": see Section 2.1(a)

"Limited Right ROC Completion" shall occur once (i) the Limited Rights Members of the Company, if any, no longer hold any Class B Interests, and (ii) every Limited Rights Member has received distributions which, in the aggregate, equal the interest accrued on such Limited Rights Member's Initial Capital Contribution pursuant to Section 2.7 of the Agreement through the date of such determination.

"Majority Vote": see Section 5.2(b).

"Members" means all of the Persons identified in Exhibit I and their successors in interest, and other Persons who are admitted as Members. Reference to a "Member" means any one of the Members so long as that person holds an interest and any Member that was or is its predecessor or successor in interest.

"Nonparticipating Members" means each Member that (a) is entitled to receive notice of the proceedings from the Service, (b) is a member of a notice group defined in Section 6223(b)(2) of the Code, and (c) has timely filed a statement with the Secretary of Treasury (or his delegate) providing that the Tax Matters Partner shall not have authority to bind the Member.

"Offeree": see Section 1 of Appendix E.

"Offer Notice": see Section 1 of Appendix E.

"Offeror": see Section 1 of Appendix E.

"Operative Documents" means the following: the Purchase Agreement; the Lease; the Memorandum of Lease (as defined in Appendix A to the Purchase Agreement and Lease); the Guaranty Agreement; the Supply Agreement (as defined in Appendix A to the Purchase Agreement and Lease); the Assignment and Release of Supply Agreement (as defined in Appendix A to the Purchase Agreement and Lease); the Purchase Money Note (as defined in Appendix A to the Purchase Agreement and Lease); and the Transfer Documents(as defined in Appendix A to the Purchase Agreement and Lease).

"Person" or "person" means and includes any natural person and any corporation, firm, partnership, trust, estate, limited liability company, or other entity resulting from any form of association.

"Price": see Section 1 of Appendix E.

"Purchase Agreement" means the Purchase Agreement, dated on or about the date hereof, among Weirton SPS, as seller, the Company, as purchaser, and Weirton, as guarantor.

"Seconded Employees": see Section 5.6(a).

"Service" means the Internal Revenue Service, or its successor administrative agency, under the laws of the United States.

"Share" means a Member's "Initial Share" of Class A Interest or Class B Interest, as applicable, as set forth in Exhibit I, as adjusted from time to time to reflect redemptions, permitted Transfers or the issuance of additional Class A or Class B membership interests.

"Super-Majority Vote": see Section 5.2(c).

"Tax Matters Partners" means The Cleveland-Cliffs Iron Company or another Member appointed to that office by the Manager and confirmed by Majority Vote, that has the rights and powers set forth herein.

"Transfer" means any sale, assignment, pledge, hypothecation, encumbrance, disposition, transfer (including, without limitation, a transfer by will or intestate distribution), gift, or attempt to create or grant a security interest in any Interest or interest therein or portion thereof, whether voluntary or involuntary, by operation of law or otherwise.

"Transfer Provisions": see Section 7.2.

"Weirton" means Weirton Steel Corporation, a Delaware corporation.

"Weirton SPS" means F.W. Holdings, Inc.

APPENDIX B Tax Matters

MABCO STEAM COMPANY, LLC

TAX MATTERS

This Appendix B is attached to and is a part of the Limited Liability Company Operating Agreement (the "Agreement") of MABCO Steam Company, LLC (the "Company"). Capitalized terms used in this Appendix B and not defined herein have the meanings specified or cross-referenced in Appendix A to the Agreement. Unless otherwise specified, each reference in this Appendix B to any Section, Appendix or Exhibit is a reference to a Section, Appendix or Exhibit to the Agreement. The parties to the Agreement intend that the Company be classified as a partnership for federal income tax purposes pursuant to section 7701(a)(2) of the Code and the regulations thereunder. The provisions of this Appendix are intended to comply with the requirements of Treas. Reg. Section 1.704-1(b)(2)(iv) and Treas. Reg. Section 1.704-2 with respect to maintenance of capital accounts and allocations, and shall be interpreted and applied accordingly.

  DEFINITIONS

      Definitions. For purposes of this Appendix B, the capitalized terms listed below shall have the meanings indicated. Capitalized terms not listed below and not otherwise defined in this Appendix B shall have the meanings specified in the Agreement.

  "Account Reduction Item" means (i) any adjustment described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(4); (ii) any allocation described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(5), other than a Nonrecourse Deduction or a Member Nonrecourse Deduction; or (iii) any distribution described in Treas. Reg. Section 1.704-1(b)(2)(ii)(d)(6), other than a Nonrecourse Distribution or a Member Nonrecourse Distribution.

  "Adjusted Capital Account Balance" means, as of the end of any taxable year, a Member's Capital Account balance as of the end of such taxable year (taking into account all contributions made by such Member and distributions made to such Member during such taxable year and any special allocations required by Sections 3.02, 3.03, 3.04(a), (b), and (d), and 3.06 of this Appendix B, increased by the sum of (i) such Member's share of Company Minimum Gain and (ii) such Member's share of Member Nonrecourse Debt Minimum Gain, both determined after taking into account any such special allocations.

  "Adjusted Fair Market Value" of an item of Company property means the greater of (i) the fair market value of such property or (ii) the amount of any nonrecourse indebtedness to which such property is subject within the meaning of section 7701(g) of the Code.

  "Book" means the method of accounting prescribed for compliance with the capital account maintenance rules set forth in Treas. Reg. Section 1.704-1(b)(2)(iv) as reflected in Articles II and III of this Appendix B, as distinguished from any accounting method which the Company may adopt for other purposes such as financial reporting.

  "Book Value" means, with respect to any item of Company property, the book value of such property within the meaning of Treas. Reg. Section 1.704-1(b)(2)(iv)(g)(3); provided, however, that if the Company adopts the remedial allocation method described in Treas. Reg. Section 1.704-3(d) with respect to any item of Company property, the Book Value of such property shall be its book basis determined in accordance with Treas. Reg. Section 1.704-3(d)(2).

  "Company Minimum Gain" means partnership minimum gain determined pursuant to Treas. Reg. Section 1.704-2(d) and Section 5.02 of this Appendix B.

  "Deemed Liquidation" means a liquidation of the Company that is deemed to occur pursuant to Treas. Reg. Section 1.708-1(b)(1)(iv) in the event of a termination of the Company pursuant to section 708(b)(1)(B) of the Code.

  "Excess Deficit Balance" means the amount, if any, by which the balance in a Member's Capital Account as of the end of the relevant taxable year is more negative than the amount, if any, of such negative balance that such Member is treated as obligated to restore to the Company pursuant to Treas. Reg. Section 1.704-1(b)(2)(ii)(c), Treas. Reg. Section 1.704-1(b)(2)(ii)(h), Treas. Reg. Section 1.704-2(g)(1), or Treas. Reg. Section 1.704-2(i)(5). Solely for purposes of computing a Member's Excess Deficit Balance, such Member's Capital Account shall be reduced by the amount of any Account Reduction Items that are reasonably expected as of the end of such taxable year.

  "Excess Nonrecourse Liabilities" means excess nonrecourse liabilities within the meaning of Treas. Reg. Section 1.752-3(a)(3).

  "Exculpatory Liability" means a liability that is recourse to the Company as an entity, and for which no Member or Related Person bears the economic risk of loss under Treas. Reg. Section 1.752-2.

  "Member Nonrecourse Debt" means any liability of the Company to the extent that (i) the liability is nonrecourse for purposes of Treas. Reg. Section 1.1001-2 and (ii) a Member or a Related Person bears the economic risk of loss under Treas. Reg. Section 1.752-2.

  "Member Nonrecourse Debt Minimum Gain" means minimum gain attributable to Member Nonrecourse Debt pursuant to Treas. Reg. Section 1.704-2(i)(3).

  "Member Nonrecourse Deduction" means any item of Book loss or deduction that is a partner nonrecourse deduction within the meaning of Treas. Reg. Section 1.704-2(i)(1) and (2).

  "Member Nonrecourse Distribution" means a distribution to a Member that is allocable to a net increase in such Member's share of Member Nonrecourse Debt Minimum Gain pursuant to Treas. Reg. Section 1.704-2(i)(6).

  "Nonrecourse Deduction" means, subject to Section 5.02 of this Appendix B, a nonrecourse deduction determined pursuant to Treas. Reg. Section 1.704-2(b)(1) and Treas. Reg. Section 1.704-2(c).

  "Nonrecourse Distribution" means a distribution to a Member that is allocable to a net increase in Company Minimum Gain pursuant to Treas. Reg. Section 1.704-2(h)(1).

  "Regulatory Allocation" means (i) any allocation made pursuant to Section 3.04(a) of this Appendix B to the extent that such allocation is attributable to a prior distribution that is treated as a Nonrecourse Distribution (after taking into account Section 5.03(a) of this Appendix B); (ii) any allocation made pursuant to Section 3.04(b) of this Appendix B to the extent that such allocation is attributable to a prior distribution that is treated as a Member Nonrecourse Distribution (after taking into account Section 5.03(b) of this Appendix B); (iii) any reallocation made pursuant to Section 3.04(d) or (e) of this Appendix B; or (iv) any allocation or reallocation made pursuant to Section 3.05 of this Appendix B.

  "Related Person" means, with respect to a Member, a person that is related to such Member pursuant to Treas. Reg. Section 1.752-4(b).

  "Revaluation Event" means (i) a liquidation of the Company (within the meaning of Treas. Reg. Section 1.704-1(b)(2)(ii)(g) but not including a Deemed Liquidation); or (ii) a contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member or a distribution of more than a de minimis amount of money or other property to a retiring or continuing Member where such contribution or distribution alters the Share of any Member.

  "Section 705(a)(2)(B) Expenditures" means nondeductible expenditures of the Company that are described in section 705(a)(2)(B) of the Code, and organization and syndication expenditures and disallowed losses to the extent that such expenditures or losses are treated as expenditures described in section 705(a)(2)(B) of the Code pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i).

  "Section 751 Property" means unrealized receivables and substantially appreciated inventory items within the meaning of Treas. Reg. Section 1.751-1(a)(1).

  "Tax Basis" means, with respect to any item of Company property, the adjusted basis of such property as determined in accordance with the Code.

  "Treasury Regulation" or "Treas. Reg." means the temporary or final regulation(s) promulgated pursuant to the Code by the U.S. Department of the Treasury, as amended, and any successor regulation(s).

  CAPITAL ACCOUNTS

      Maintenance.
        A single Capital Account shall be maintained for each Member in accordance with this Article II.
        Each Member's Capital Account shall from time to time be increased by:
          the amount of money contributed by such Member to the Company (including the amount of any Company liabilities which the Member assumes (within the meaning of Treas. Reg. Section 1.704-1(b)(2)(iv)(c)), but excluding liabilities assumed in connection with the distribution of Company property and excluding increases in such Member's share of Company liabilities pursuant to section 752 of the Code), excluding any money contributed for the acquisition of any Class A Interest;
          the fair market value of property contributed by such Member to the Company (net of any liabilities secured by such property that the Company is considered to assume or take subject to pursuant to section 752 of the Code);
          allocations to such Member of Company Book income and gain (or the amount of any item or items of income or gain included therein);
          upon the revaluation of Company property pursuant to Section 2.02(a) of this Appendix B, the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation; and
          upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a) of this Appendix B, the Book gain (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value immediately prior to the distribution.
        Each Member's Capital Account shall from time to time be reduced by:
          the amount of money distributed to such Member by the Company for purposes of redeeming such Member's Class B Interest (including the amount of such Member's individual liabilities for which the Company becomes personally and primarily liable but excluding liabilities assumed in connection with the contribution of property to the Company and excluding decreases in such Member's share of Company liabilities pursuant to section 752 of the Code);
          the fair market value of property distributed to such Member by the Company for purposes of redeeming such Member's Class B Interest (net of any liabilities secured by such property that such Member is considered to assume or take subject to pursuant to section 752 of the Code);
          allocations to such Member of Company Book loss and deduction (or items thereof);
          upon the revaluation of Company property pursuant to Section 2.02(a) of this Appendix B, the Book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value as of the date of such revaluation; and
          upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a) of this Appendix B, the Book loss (if any) that would have been allocated to such Member if such Company property had been sold at its Adjusted Fair Market Value immediately prior to the distribution.
        The Company shall make such other adjustments to the Capital Accounts of the Members as are necessary to comply with the provisions of Treas. Reg. Section 1.704-1(b)(2)(iv).
      Revaluation of Company Property.
        Upon the occurrence of a Revaluation Event, the Manager may revalue all Company property (whether tangible or intangible) for Book purposes to reflect the Adjusted Fair Market Value of Company property immediately prior to the Revaluation Event. In the event that Company property is so revalued, the Capital Accounts of the Members shall be adjusted in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(f).
        Upon the distribution of Company property to a Member, if Company property is not revalued pursuant to Section 2.02(a) of this Appendix B, the property to be distributed shall be revalued for Book purposes to reflect the Adjusted Fair Market Value of such property immediately prior to such distribution, and the Capital Accounts of all Members shall be adjusted in accordance with Treas. Reg. Section 1.704-1(b)(2)(iv)(e).
      Restoration of Negative Balances. No Member with a deficit balance in its Capital Account shall have any obligation to the Company, to any other Member or to any third party to restore or repay said deficit balance.
      Transfers of Interests.
        Upon the transfer of a Member's entire interest in the Company, the Capital Account of such Member shall carry over to the transferee.
        Upon the transfer of a portion of a Member's interest in the Company, the portion of such Member's Capital Account attributable to the transferred portion shall carry over to the transferee. In the event that the document effecting such transfer specifies the portion of such Member's Capital Account to be transferred, such portion shall be deemed to be the portion attributable to the transferred portion of such Member's interest for purposes of this Section 2.04(b).

  ALLOCATION OF BOOK INCOME AND LOSS

      Book Income And Loss.
        The Book income or loss of the Company for purposes of determining allocations to the Capital Accounts of the Members shall be determined in the same manner as the determination of the Company's taxable income, except that (i) items that are required by section 703(a)(1) of the Code to be separately stated shall be included; (ii) items of income that are exempt from inclusion in gross income for federal income tax purposes shall be treated as Book income, and related deductions that are disallowed under section 265 of the Code shall be treated as Book deductions; (iii) Section 705(a)(2)(B) Expenditures shall be treated as deductions; (iv) items of gain, loss, depreciation, amortization, or depletion that would be computed for federal income tax purposes by reference to the Tax Basis of an item of Company property shall be determined by reference to the Book Value of such item of property; and (v) the effects of upward and downward revaluations of Company property pursuant to Section 2.02 of this Appendix B shall be treated as gain or loss respectively from the sale of such property.
        In the event that the Book Value of any item of Company property differs from its Tax Basis, the amount of Book depreciation, depletion, or amortization for a period with respect to such property shall be computed so as to bear the same relationship to the Book Value of such property as the depreciation, depletion, or amortization computed for tax purposes with respect to such property for such period bears to the Tax Basis of such property. If the Tax Basis of such property is zero, the Book depreciation, depletion, or amortization with respect to such property shall be computed by using a method consistent with the method that would be used for tax purposes if the Tax Basis of such property were greater than zero.
        Allocations to the Capital Accounts of the Members shall be based on the Book income or loss of the Company as determined pursuant to this Section 3.01. Such allocations shall be made as provided in the Agreement except to the extent modified by the provisions of this Article III.
      Allocation of Nonrecourse Deductions. Notwithstanding any other provisions of the Agreement, Nonrecourse Deductions shall be allocated among the Members in proportion to their respective Shares.
      Allocation Of Member Nonrecourse Deductions. Notwithstanding any other provisions of the Agreement, any item of Member Nonrecourse Deduction with respect to a Member Nonrecourse Debt shall be allocated to the Member or Members who bear the economic risk loss for such Member Nonrecourse Debt in accordance with Treas. Reg. Section 1.704-2(i).
      Chargebacks Of Income And Gain. Notwithstanding any other provisions of the Agreement:
        Company Minimum Gain. In the event that there is a net decrease in Company Minimum Gain for a taxable year of the Company, then before any other allocations are made for such taxable year, each Member shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. Section 1.704-2(f).
        Member Nonrecourse Debt Minimum Gain. In the event that there is a net decrease in Member Nonrecourse Debt Minimum Gain for a taxable year of the Company, then after taking into account allocations pursuant to paragraph (a) immediately preceding, but before any other allocations are made for such taxable year, each Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such year shall be allocated items of Book income and gain for such year (and, if necessary, for subsequent years) to the extent required by Treas. Reg. Section 1.704-2(i)(4).
        Application for Waiver. In the event that the Manager determines that the application of the provisions of Section 3.04(a) or Section 3.04(b) of this Appendix B would cause a distortion in the economic arrangement among the Members, any Officer may, on behalf of the Company, request a waiver of the application of either or both of such provisions pursuant to Treas. Reg. Section 1.704-2(f)(4) or Treas. Reg. Section 1.704-2(i)(4).
        Qualified Income Offset. In the event that any Member unexpectedly receives any Account Reduction Item that results in an Excess Deficit Balance at the end of any taxable year after taking into account all other allocations and adjustments under this Agreement other than allocations under Section 3.04(e) of this Appendix B, then items of Book income and gain for such year (and, if necessary, for subsequent years) will be reallocated to each such Member in the amount and in the proportions needed to eliminate such Excess Deficit Balance as quickly as possible.
        Gross Income Allocation. If, at the end of any taxable year, the Capital Accounts of any Members have Excess Deficit Balances after taking into account all other allocations and adjustments under this Agreement, then items of Book income and gain for such year will be reallocated to such Members in the amount and in the proportions needed to eliminate such Excess Deficit Balances as quickly as possible.
      Reallocation To Avoid Excess Deficit Balances. Notwithstanding any other provisions of the Agreement, no Book loss or deduction shall be allocated to any Member to the extent that such allocation would cause or increase an Excess Deficit Balance in the Capital Account of such Member. Such Book loss or deduction shall be reallocated away from such Member and to the other Members in accordance with the Agreement, but only to the extent that such reallocation would not cause or increase Excess Deficit Balances in the Capital Accounts of such other Members.
      Corrective Allocation. Subject to the provisions of Sections 3.02, 3.03, 3.04 and 3.05 of this Appendix B, but notwithstanding any other provision of the Agreement, in the event that any Regulatory Allocation is made pursuant to this Appendix for any taxable year, then remaining Book items for such year (and, if necessary, Book items for subsequent years) shall be allocated or reallocated in such amounts and proportions as are appropriate to restore the Adjusted Capital Account Balances of the Members to the position in which such Adjusted Capital Account Balances would have been if such Regulatory Allocation had not been made.
      Other Allocations.
        If during any taxable year of the Company there is a change in any Member's interest in the Company, allocations of Book income or loss for such taxable year shall take into account the varying interests of the Members in the Company in a manner consistent with the requirements of Section 706 of the Code.
        If and to the extent that any distribution of Section 751 Property to a Member in exchange for property other than Section 751 Property is treated as a sale or exchange of such Section 751 Property by the Company pursuant to Treas. Reg. Section 1.751-1(b)(2), any Book gain or loss attributable to such deemed sale or exchange shall be allocated only to Members other than the distributee Member.
        If and to the extent that any distribution of property other than Section 751 Property to a Member in exchange for Section 751 Property is treated as a sale or exchange of such other property by the Company pursuant to Treas. Reg. Section 1.751-1(b)(3), any Book gain or loss attributable to such deemed sale or exchange shall be allocated only to Members other than the distributee Member.

  ALLOCATION OF TAX ITEMS

      In General. Except as otherwise provided in this Article IV, all items of income, gain, loss, and deduction shall be allocated among the Members for federal income tax purposes in the same manner as the corresponding allocation for Book purposes.
      Section 704(C)(1)(A) Allocations. In the event that the Book Value of an item of Company property differs from its Tax Basis, allocations of depreciation, depletion, amortization, gain, and loss with respect to such property will be made for federal income tax purposes in a manner that takes account of the variation between the Tax Basis and Book Value of such property in accordance with section 704(c)(1)(A) of the Code and Treas. Reg. Section 1.704-1(b)(4)(i). The Manager may select any reasonable method or methods for making such allocations, including, without limitation, any method described in Treas. Reg. Section 1.704-3(b), (c), or (d).
      Tax Credits. Tax credits shall be allocated among the Members in accordance with Treas. Reg. Section 1.704-1(b)(4)(ii).

  OTHER TAX MATTERS

      Excess Nonrecourse Liabilities. For the purpose of determining the Members' shares of the Company's Excess Nonrecourse Liabilities pursuant to Treas. Reg. Section 1.752-3(a)(3) and 1.707-5(a)(2)(ii), and solely for such purpose, the Members' interests in profits are hereby specified to be their respective Shares.
      Exculpatory Liabilities. The Manager may (a) treat deductions attributable to Exculpatory Liabilities as deductions that are not Nonrecourse Deductions, and (b) disregard Exculpatory Liabilities in the determination of Company Minimum Gain.
      Treatment Of Certain Distributions. In the event that (i) the Company makes a distribution that would (but for this Subsection (a)) be treated as a Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company's taxable year in which such distribution occurs; then the Manager may treat such distribution as not constituting a Nonrecourse Distribution to the extent permitted by Treas. Reg. Section 1.704-2(h)(3).
        In the event that (i) the Company makes a distribution that would (but for this Subsection (b)) be treated as a Member Nonrecourse Distribution; and (ii) such distribution does not cause or increase a deficit balance in the Capital Account of the Member receiving such distribution as of the end of the Company's taxable year in which such distribution occurs; then the Manager may treat such distribution as not constituting a Member Nonrecourse Distribution to the extent permitted by Treas. Reg. Section 1.704-2(i)(6).
      Reduction Of Basis. In the event that a Member's interest in the Company may be treated in whole or in part as depreciable property for purposes of reducing such Member's basis in such interest pursuant to section 1017(b)(3)(C) of the Code, the Manager may, upon the request of such Member, make a corresponding reduction in the basis of its depreciable property with respect to such Member, and shall make such adjustment if required by Treas. Reg. Section 1.1017-1(g)(2)(C). Such request shall be submitted to the Company in writing, and shall include such information as may be reasonably required in order to effect such reduction in basis.
      Entity Classification. Neither the Company nor any Member shall file or cause to be filed any election, the effect of which would be to cause the Company to be classified as other than a partnership for federal income tax purposes, without the prior written consent of all Members.

  tax matters partner

      Tax Matters Partner. The Tax Matters Partner has the power to:
        Enter into a settlement agreement with the Service with respect to determinations of Company tax items which shall bind each Member other than the Nonparticipating Members, which settlement may be on such terms as the Tax Matters Partner determines in its sole discretion to be in the best interests of the Members as a class;
        In its sole discretion, decide whether or not to commence judicial action for review of Company items included in a notice of final Company administrative adjustment, with the selection of the appropriate court and the Company items to be contested to be determined in the sole discretion of the Tax Matters Partner;
        In its sole discretion, determine whether to appeal from an adverse decision in an action commenced under Section 6.01(b) of this Appendix B and prosecute any such appeal;
        In its sole discretion, intervene on behalf of the Company in any judicial action commenced by any other Member or notice group defined in Section 6223(b)(2) of the Code as to Company tax items;
        File a request with the Service for an administrative adjustment as a substituted Company return, or otherwise, and to request judicial review on behalf of the Company as to any part of a request for administrative adjustment not allowed by the Service, with the selection of the appropriate court, the Company items to be contested, and the decision whether to appeal from an adverse decision in any such action to be determined in the sole discretion of the Tax Matters Partner;
        In its sole discretion, enter into an agreement with respect to all present or former Members to extend the period for assessing any tax which is attributable to any Company item (and no other person is authorized to enter into such an agreement);
        Upon receipt of a notice of the commencement of administrative proceedings by the Service, furnish to the Service the name, address, profits interest, and taxpayer identification number of each person who was a Member in the Company at any time during the applicable Company taxable year and such revised or additional information as may be required by law; and
        Conform to any tax administrative requirements as may be placed on Tax Matters Partners by Treasury Regulations adopted after the date hereof as to income tax or any other federal tax applicable to the Company.

APPENDIX C Indemnification

MABCO STEAM COMPANY, LLC

INDEMNIFICATION

This Appendix C is attached to and is a part of the Limited Liability Company Operating Agreement (the "Agreement") of MABCO Steam Company, LLC (the "Company"). Capitalized terms used in this Appendix C and not defined herein have the meanings specified or cross-referenced in Appendix A unless otherwise specified, all references in this Appendix C to any Section, Appendix or Exhibit is a reference to a Section, Appendix or Exhibit to the Agreement.

  Right to Indemnity. If any Member or the Manager, or any trustee, director, officer, partner, member, or manager of any Member or of the Manager serving on behalf of the Company (an "Indemnitee") was or is a party or is threatened to be made a party in any threatened, pending, or completed action, suit, proceeding, or investigation involving a cause of action or alleged cause of action for damages or other relief arising from or related to the business or affairs of the Company or the offer or sale of any Interest, the Company (but without recourse to the separate assets of any Member) is to indemnify the Indemnitee against all losses, costs, and expenses, including attorneys' fees, judgments, and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with the action, suit, proceeding, or investigation, so long as the Indemnitee has met the standard set forth in Section 5.4(b). The termination of any action, suit, proceeding, or investigation by judgment, order, settlement, or conviction upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner she, he, or it reasonably believed to be in or not opposed to the best interests of the Company and with the care that an ordinarily prudent person in a like position would use under similar circumstances and, with respect to any criminal action, proceeding, or investigation, that she, he, or it had reasonable cause to believe her, his, or its conduct was unlawful.
  Advancement of Expenses. Expenses, including attorneys' fees, incurred by any Indemnitee in defending an action, suit, proceeding, or investigation are to be paid by the Company as they are incurred, in advance of the final disposition of the action, suit, proceeding, or investigation, upon the terms and conditions as may be determined by the Manager, upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified hereunder.
  Other Rights to Indemnity or Reimbursement, Survival. Notwithstanding the foregoing, indemnification under this Agreement is to be provided only with respect to losses, costs, expenses, judgments, and amounts which otherwise are not compensated for by insurance carried for the benefit of the Company. Indemnification under this Agreement is not exclusive of any other rights to which those seeking indemnification may be entitled under any rule of law (whether common law or statutory), agreement, or arrangement, whether as to action in an official capacity and as to action in another capacity while holding such position or while employed by or acting as agent for the Company, and continues as to an Indemnitee who has ceased to serve in any capacity on behalf of the Company and inures to the benefit of the heirs, successors, executors, and administrators of the Indemnitee.
  Indemnification of Employees and Agents. The Company may indemnify any employee or agent of the Company and any employee or Affiliate of any Member serving on behalf of the Company upon such terms and conditions, if any, as the Manager considers appropriate.
  Insurance. The Company may purchase and maintain insurance on behalf of any Person who is or was or has agreed to become a Manager against any liability asserted against him and incurred by him or on his behalf in any capacity, or arising out of his status as a Manager or in another capacity, whether or not the Company would have the power to indemnify him against the liability under the provisions of this Agreement.
  Savings Clause. If this Appendix C or any portion thereof is invalidated on any ground by any court of competent jurisdiction, then the Company is nevertheless to indemnify each Indemnitee as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative, including any action by or in the right of the Company, to the full extent permitted by any applicable portion of this Appendix C that has not been invalidated and to the fullest extent permitted by applicable law.

  APPENDIX D Voting

  MABCO STEAM COMPANY, LLC

  VOTING PROCEDURES

  This Appendix D is attached to and is a part of the Limited Liability Company Operating Agreement (the "Agreement") of MABCO Steam Company, LLC. Capitalized terms used in this Appendix D and not defined herein have the meanings specified or cross-referenced in Appendix A unless otherwise specified, all references in this Appendix D to any Section, Appendix or Exhibit is a reference to a Section, Appendix or Exhibit to the Agreement.

  Meeting of Members.
    There is not to be an annual meeting of Members. Special Meetings of Members may be called by any Class A Member(s) holding at least 20% of the Class A Shares, or by the Manager.
    Notice of the time, place, and purpose of a meeting of the Members is effective if (i) delivered to each Member by hand, facsimile, or recognized overnight delivery service not less than 72 hours and not more than 60 calendar days prior to the time of the meeting; (ii) if placed in the mail addressed to each Member with proper first class postage prepaid, not less than 10 business days and not more than 60 calendar days before the date of the meeting; or (iii) if telephoned to each member not less than 72 hours and not more than 60 calendar days before the meeting. Failure to specifically identify an action to be taken or the business to be transacted does not invalidate any action taken or any business transacted at a special meeting. Notice of adjournment of a meeting need not be given if the time and place to which it is adjourned are fixed and announced at the meeting.
    Meetings of the Members may be held at any location, within or without the United States. Members may participate in a meeting of the Members by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting constitutes presence in person at the meeting.
    Whenever notice of a meeting is required to be given under this Agreement, a written waiver of notice, signed by the Member entitled to notice, whether before or after the time of the meeting, is equivalent to notice. A Member's attendance at a meeting is a waiver of notice of that meeting, except when the Member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.
  Record Date of Members.
    For any lawful purpose, including without limitation, the determination of the Members who are entitled to: (i) receive notice of or to vote at a meeting of the Members, (ii) receive payment of any distribution, or (iii) participate in the execution of written consents, waivers, or releases, the Manager may fix a record date which cannot be a date earlier than the date on which the record date is fixed and is not to be more than 30 calendar days preceding the date of the meeting, distribution, or other action.
    The record date set for any meeting is the record date for all adjournments of the meeting, unless the Manager who fixed the original record date fix another date, in accordance with this Agreement. If a new record date is fixed, notice of the new record date and of the date, time, and place to which the meeting was adjourned is to be given to the Members of record as of the new record date in accordance with this Agreement.
    The Manager may close the transfer books against transfers of membership interests during the whole or any part of the period after a record date and until the meeting (including any adjournments of the meeting), distribution, or other action.
    If no record date is fixed, the record date for determining the Members who are entitled to receive notice of, or who are entitled to vote at a meeting, to receive a distribution, or to take any action is the date next preceding the day at which the notice is given, the meeting is held, the distribution is made, or the action is taken, as the case may be.
  Voting.
    Except to the extent that the voting rights of a Member or any Member's membership interests or any class of membership interest are increased, limited, or denied by the terms of this Agreement, Class A Members vote their Class A Shares on each matter submitted to the Members for their vote, consent, waiver, release, or other action by Majority Vote and by Super-Majority Vote. Unless this Agreement otherwise provides, a Class A Member votes that Member's entire Class A Share even though the Additional Capital Contribution has not been fully paid, but Interests on which a capital contribution is overdue for payment under the terms of this Agreement or in default cannot be voted.
    Class A Members holding Class A Interests that represent more than 66 2/3 percent of the Shares of Class A Interests outstanding are a quorum for the transaction of business on any matters as to which a vote is to be taken. The holders of 66 2/3 of the Class A Shares present at a meeting of the Members may adjourn the meeting from time to time.
    Except to the extent that this Agreement otherwise provides, the affirmative vote of Class A Members holding more than sixty-six and two-thirds percent (66 2/3%) of the Shares of Class A Interests outstanding is approval by Majority Vote, and the affirmative vote of Class A Members holding more than eighty percent (80%) of all Shares of Class A Interest is approval by Super-Majority Vote.
  Written Consent or Action. Any action that the Members may authorize or take at a meeting may be authorized or taken without a meeting with notice to all Members and the affirmative vote or approval of, and in a writing or writings signed by those Members whose vote would be necessary to take or authorize the action at a meeting.
  Rescission or Revocation. Any vote, consent, waiver, release, or other action authorized or taken by the Members may be rescinded or revoked by the same vote, consent, waiver, release, or other action as of the time of the rescission or revocation is taken, as was required to authorize or take the action in the first instance, subject to the contract rights of other persons.
  Proxies.
    A Member may vote, execute consents, waivers, and releases, and exercise any of the Member's other rights by proxy or proxies appointed in writing and signed by the Member.
    No appointment of a proxy is valid after the expiration of eleven months after it is made unless the writing specifies the date on which it is to expire or the length of time it is to continue in force. Every appointment is revocable unless the appointment of a proxy is coupled with an interest. A revocable proxy is not revoked by the death, incompetence, or other incapacity of the Member that made the proxy unless, before the authority granted is exercised, written notice of the incapacity is received by the Company from the authorized representative of the Member. Without affecting any vote previously taken, the Member appointing a proxy may revoke a revocable appointment by a later proxy received by the Company or by giving notice of revocation to the Company in writing or at a meeting. Presence at a meeting in person does not, unless other action indicating revocation is taken, revoke any proxy then in effect.
  Records of Actions Taken. Upon any exercise of Voting Rights, the Manager is to keep complete and accurate records and notify all Members of the action taken.
  Further Assurances. All Members are contractually bound by the action taken or authorized pursuant to any exercise of Voting Rights. Each Member is to exercise all of the Member's rights and powers as a Member under this Agreement, and applicable law in a manner designed to effectuate the action taken or authorized pursuant to any exercise of Voting Rights, and is to execute, acknowledge, and deliver such consents, approvals, agreements, or other documents or instruments as may be furnished from time to time by the Manager in order to effectuate the actions taken or authorized pursuant to the exercise of Voting Rights consummated in accordance with this Agreement.

APPENDIX E Transfer Provisions

MABCO STEAM COMPANY, LLC

TRANSFER PROVISIONS

This Appendix E is attached to and is a part of the Limited Liability Company Operating Agreement (the "Agreement") of MABCO Steam Company, LLC. Capitalized terms used in this Appendix E and not defined herein have the meanings specified or cross-referenced in Appendix A unless otherwise specified. All references in this Appendix E to any Section, Appendix or Exhibit is a reference to a Section, Appendix or Exhibit to the Agreement.

1. If a Member (the "Offeror") receives an offer from an unaffiliated third party (the "Offeree") to purchase all, but not less than all, of the Offeror's Interest for cash (a "Bona Fide Offer"), and such Member desires to accept the Bona Fide Offer, the Member is to give notice to the Company ("Offer Notice") specifying (i) the identity of the Offeree; (ii) the price (the "Price"), and (iii) any other material terms and conditions of the offer, including copies of any proposed purchase agreement, letter of intent or similar document(s).

2. The Offer Notice will be the Offeror's offer to the Company and/or the other Members to sell all, but not less than all, of the Offeror's Interest at the Price. Promptly upon receipt of the Offer Notice, the Company will send a copy thereof to each Member. Within fifteen (15) days of receipt of such copy each Member will notify the Company of the maximum percentage, if any, of the Offeror's Interest such Member desires to acquire. Any Member that does not timely give such notice to the Company will have elected not to acquire any percentage of the Offeror's Interest. Upon receipt of the Members' notices, if any, the Manager will allocate the Offeror's Interest among the Members that desire to purchase portions thereof so that each is allocated its Proportional Share. If the other Members desire to purchase, in the aggregate, all of the Offeror's Interest, then the Company will within thirty (30) days of receipt of the Offer Notice give notice to the Offeror, stating that its offer to sell has been accepted, and specifying the closing date ("Exercise Notice"). In all other cases, the Offeror will have the right and obligation, subject to Section 7.3, to sell its Interest to the Offeree on the terms and conditions set forth in the Bona Fide Offer.

3. In the case of any purchase by the Members of an Offeror's Interest pursuant to Section 2 hereof, the closing of the purchase and sale will take place at the offices of the Company at 11:00 a.m. on the date specified in the Exercise Notice, or such other place, time or date as the Company and the Offeror may agree. At the closing, each of the purchasing Members will deliver, by bank check or wire transfer, a percentage of the Price equal to the percentage of the Offeror's Interest being acquired, against delivery by the Offeror of instrument(s) of conveyance, satisfactory in form and substance to the Company, warranting (i) that the Interest, or portion thereof, being conveyed is conveyed free and clear of all liens, encumbrances and rights of others, other than those arising under this Agreement, (ii) that the conveyance has been duly authorized by all necessary corporate action of the Offeror, and (iii) that such conveyance does not violate the rights of any third person. The Offeree's interest will be deemed transferred, and the Offeror no longer a Member, upon tender by the purchasing Members of the Price at the closing and, if the Offeror does not tender its Interest or tenders a conveyance not satisfactory to the Company, the Company will hold the Price in escrow for delivery to the Offeror upon delivery by it of conveyance documents satisfactory to the Company. A purchase of an Offeror's Interest pursuant to this Section 3 does not require compliance with Section 7.3.

EXHIBIT I

LIST OF MEMBERS
MEMBERS; CONTRIBUTIONS

Member The Cleveland-Cliffs Iron Company	Initial Capital Contribution (Agreed Value) $10,400,000	Initial Share of Class A Interest 52.021%	Initial Share of Class B Interest 52.021%
Allegheny Energy Solutions, Inc.	$3,000,000	15.006%	15.006%
Norfolk Southern Railway Company	$2,400,000	12.005%	12.005%
BOC Gases Division of the BOC Group, Inc.	$1,200,000	6.002%	6.002%
International Mill Service, Inc.	$1,000,000	5.002%	5.002%
Millcraft Products, Inc.	$1,000,000	5.002%	5.002%
Allegheny Energy Solutions, Inc.	$991,881	4.962%	4.962%

EXHIBIT II

FORM OF SUBSCRIPTION AGREEMENT

(ATTACHED)

Limited Liability Company Operating Agreement
of
MABCO Steam Company, LLC

Table of Contents

ARTICLE 1. ORGANIZATIONAL MATTERS 1

1.1 Formation of the Company; Term 1

1.2 Name 1

1.3 Purpose of the Company; Business 1

1.4 Principal Place of Business, Office and Agent 1

1.5 Fictitious Business Name Statement; Other Certificates 1

ARTICLE 2. CAPITALIZATION 2

2.1 Capital Contributions; Initial Interests 2

2.2 Additional Members; Additional Interests. 2

2.3 Call for Capital Contributions 3

2.4 Capital Contributions Unconditional 3

2.5 Default in Payment 3

2.6 Additional Contributions 3

2.7 Interest 3

2.8 Withdrawal 4

ARTICLE 3. CAPITAL ACCOUNTS AND ALLOCATIONS 4

3.1 Capital Accounts 4

3.2 Allocations of Book Income and Loss 4

3.3 Tax Allocations 4

ARTICLE 4. DISTRIBUTIONS AND REDEMPTIONS 4

4.1 Limitations on Distributions and Redemption 4

4.2 Operative Documents Limitations 4

4.3 Distributions; Mandatory Redemptions 5

ARTICLE 5. MANAGEMENT 5

5.1 The Manager 5

5.2 Authority of the Manager; Limitations 6

5.3 Duties of the Manager 7

5.4 Standard of Care; Indemnity 8

5.5 Waiver of Conflict of Interest 9

ARTICLE 6. POWERS AND DUTIES OF AND LIMITATIONS ON THE MEMBERS 9

6.1 Rights of the Members 9

6.2 Limitations on the Rights of the Members 9

6.3 Limited Liability of the Members 9

6.4 Voting Rights of Members 9

6.5 Certain Agreements with Members and Affiliates of Members 10

6.6 No Restrictions in Other Businesses 10

ARTICLE 7. TRANSFERS OF INTERESTS 10

7.1 General Restriction 10

7.2 Certain Permitted Transfers 10

7.3 Requirements for Transfer 11

ARTICLE 8. DISSOLUTION 11

8.1 Dissolution 11

8.2 No Withdrawal 11

8.3 Election to Continue the Company 11

8.4 Winding-up and Liquidation of the Company 11

8.5 Time for Winding-up 12

8.6 Final Accounting 12

ARTICLE 9. AMENDMENT OF AGREEMENT 13

9.1 Amendment by the Manager 13

9.2 Other Amendments 13

9.3 Further Assurances 13

9.4 Power of Attorney 13

ARTICLE 10. MISCELLANEOUS PROVISIONS 14

10.1 Notices 14

10.2 Waiver 14

10.3 Notice of Tax Examinations 14

10.4 Whole Agreement 14

10.5 Governing Law 14

10.6 Binding Nature 14

10.7 Invalidity 15

10.8 Counterparts 15

10.9 Construction 15

APPENDIX A Definitions 1

APPENDIX B Tax Matters 1

APPENDIX C Indemnification 1

End of TOC - Do not delete this paragraph!